As filed with the Securities and Exchange Commission on March 19, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0969592
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

660 W. Germantown Pike, Suite 110
Plymouth Meeting, Pennsylvania	19462
(Address of principal executive offices)	(Zip code)

2016 Omnibus Incentive Plan

(Full title of plan)

J. Joseph Kim, Ph.D.

President and Chief Executive Officer

Inovio Pharmaceuticals, Inc.

660 W. Germantown Pike, Suite 110

Plymouth Meeting, Pennsylvania 19462

(267) 440-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian F. Leaf, Esq.

Cooley LLP

One Freedom Square, Reston Town Center

11951 Freedom Drive

Reston, VA 20190-5640

Tel: (703) 456-8000

Fax: (703) 456-8100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value	2,000,000 shares	$4.515	$9,030,000.00	$1,124.24

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under such plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Pursuant to Rule 457(c) promulgated under the Securities Act, the proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price were calculated using the average of the high and low sales prices of Inovio Pharmaceuticals, Inc. common stock on March 14, 2018, which is a date within five business days prior to the filing of this registration statement, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed for the purpose of registering an additional 2,000,000 shares of common stock of Inovio Pharmaceuticals, Inc. to be issued pursuant to the 2016 Omnibus Incentive Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The contents of the earlier registration statement relating to the 2016 Omnibus Incentive Plan, previously filed with the Securities and Exchange Commission on February 14, 2017 (File No. 333-216059), are incorporated herein by reference and made a part of this registration statement.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation with all amendments (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-3(File No. 333-197584), filed on July 23, 2014).

4.2	Amended and Restated Bylaws of Inovio Pharmaceuticals, Inc. dated August 10, 2011 (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed on August 12, 2011).

4.3	Inovio Pharmaceuticals, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Appendix A to the registrant’s definitive proxy statement on Schedule 14A filed on March 25, 2016).

4.4	Form of Incentive Stock Option Agreement under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.55 to the registrant’s annual report on Form 10-K for the year ended December 31, 2016 filed on March 15, 2017).

4.5	Form of Nonqualified Stock Option Agreement under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.56 to the registrant’s annual report on Form 10-K for the year ended December 31, 2016 filed on March 15, 2017).

4.6	Form of Restricted Stock Units Award Agreement under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.54 to the registrant’s annual report on Form 10-K for the year ended December 31, 2016 filed on March 15, 2017).

5.1	Opinion of Cooley LLP.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(b) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth Meeting, Pennsylvania, on March 19, 2018.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ J. Joseph Kim
J. Joseph Kim
President and Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below constitutes and appoints J. Joseph Kim and Peter Kies, and each or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Avtar Dhillon Avtar Dhillon	Chairman of the Board of Directors	March 19, 2018

/s/ J. Joseph Kim J. Joseph Kim	President, Chief Executive Officer and Director (Principal Executive Officer)	March 19, 2018

/s/ Peter Kies Peter Kies	Chief Financial Officer (Principal Financial and Accounting Officer)	March 19, 2018

/s/ Simon X. Benito Simon X. Benito	Director	March 19, 2018

/s/ George Bickerstaff George Bickerstaff	Director	March 19, 2018

/s/ Angel Cabrera Angel Cabrera	Director	March 19, 2018

Signature	Title	Date

/s/ Morton Collins Morton Collins	Director	March 19, 2018

/s/ Adel A.F. Mahmoud Adel A.F. Mahmoud	Director	March 19, 2018

/s/ David Weiner David Weiner	Director	March 19, 2018

/s/ Wendy Yarno Wendy Yarno	Director	March 19, 2018